Exhibit 21.1

SUBSIDIARIES OF ALLIANCE PHARMACEUTICAL CORP.

Wholly Owned	Majority-Owned
Molecular Biosystems, Inc.,	PFC Therapeutics, LLC,
a Delaware limited liability corporation	a Delaware limited liability company

Talco Pharmaceutical, Inc.,
a Delaware corporation